UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  04/02/2013

InSite Vision Incorporated
(Exact name of registrant as specified in its charter)

Commission File Number:  0-22332

Delaware	94-3015807
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

965 Atlantic Ave.
Alameda, California 94501
(Address of principal executive offices, including zip code)

510-865-8800
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.    Entry into a Material Definitive Agreement

On April 2, 2013, InSite Vision Incorporated (the "Company") entered into an agreement (the "Agreement") with SWK Funding LLC, a wholly-owned subsidiary of SWK Holdings Corporation (OTCBB: SWKH), and its partner Bess Royalty, L.P. (the "Buyers") for the sale of the Company's royalty on future sales of Besivance, which is marketed globally by Bausch & Lomb Incorporated. Under the terms of the Agreement, the Buyers paid the Company $15 million upon the closing of the transaction and an additional $1 million is payable in February 2014 if certain Besivance sales targets are met. The Company may receive a portion of future royalty payments from sales of Besivance after the Buyers have received royalty payments exceeding the total purchase price paid pursuant to the Agreement. Under the Agreement, the right to the full royalty payments from sales of Besivance will be returned to the Company upon the receipt by the Buyers of 2.75 times the total purchase price from sales of Besivance. The Agreement contains customary representations, warranties, indemnities and covenants of the Company and the Buyers for similar transactions. The Company intends to use portions of the proceeds under the Agreement to fund the upcoming BromSite Phase 3 clinical trial. This summary of the Agreement does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Agreement, which the Company intends to file as an exhibit to its Quarterly Report on Form 10-Q for the period ending March 31, 2013.

On April 2, 2013, the Company issued a press release relating to the Agreement. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 2.01.    Completion of Acquisition or Disposition of Assets

The information set forth in Item 1.01 above is hereby incorporated by reference into this Item 2.01.

Item 8.01.    Other Events

On April 2, 2013, the Company issued a press release relating to the Agreement. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01.    Financial Statements and Exhibits

(d) EXHIBITS

Exhibit No.                Description

99.1                        InSite Vision Incorporated Press Release dated April 2, 2013

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

InSite Vision Incorporated

Date: April 03, 2013	By:	/s/ Timothy Ruane
Timothy Ruane
Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description
EX-99.1	InSite Vision Incorporated Press Release dated April 2, 2013